EXHIBIT 5.1
OPINION AND CONSENT OF DORSEY & WHITNEY LLP
October 18, 2005
Smith Micro Software, Inc.
51 Columbia
Aliso Viejo, CA 92656

Re:	Smith Micro Software, Inc. — Registration Statement on Form S-8 for Offering of 5,000,000 Shares of Common Stock and Related Stock Options
Ladies and Gentlemen:
     We have acted as counsel to Smith Micro Software, Inc., a Delaware corporation (the “Company”) in connection with the registration statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended, of 5,000,000 shares of the Company’s common stock (the “Shares”) and related stock options for issuance under the Company’s 2005 Stock Option/Stock Issuance Plan, as amended to date (the “Plan”).
     This opinion is being furnished in accordance with the requirements of Item 8 of Form S-8 and Item 601(b)(5)(i) of Regulation S-K.
     We have reviewed the Company’s charter documents and the corporate proceedings taken by the Company in connection with the establishment and amendments of the Plan. Based on such review, we are of the opinion that, if, as and when the Shares are issued and sold (and the consideration therefor received) pursuant to (a) the provisions of option agreements duly authorized under the Plan and in accordance with the Registration Statement or (b) duly authorized direct stock issuances in accordance with the Plan and in accordance with the Registration Statement, such Shares will be duly authorized, legally issued, fully paid and nonassessable.
     We consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act, the rules and regulations of the Securities and Exchange Commission promulgated thereunder, or Item 509 of Regulation S-K.
     This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Plan or the Shares issuable under such plans.

Very truly yours, DORSEY & WHITNEY LLP